Exhibit 99.1

At EMAK Worldwide, Inc.:

Media and investor inquiries:

Mike Sanders
SVP and Chief Financial Officer

(323) 932-4324

For Immediate Release

EMAK Worldwide Reports Results for the First Quarter of 2007

LOS ANGELES, May 2, 2007 – EMAK Worldwide, Inc. (Nasdaq: EMAK), a leading marketing services firm, today announced its financial results for the first quarter ended March 31, 2007. Revenues were $36.2 million in the first quarter of 2007, compared with revenues of $42.7 million in the same period of the previous year.

Net loss in the first quarter of 2007 was $2.6 million, or $0.44 per diluted share, compared with a net loss of $2.1 million, or $0.42 per diluted share, in the same period of the previous year.

The Company’s first quarter 2006 results include a restructuring charge of $606,000, or $0.10 per diluted share. Excluding this item, the first quarter 2006 net loss was $1.5 million, or $0.32 per diluted share.

“Due to the seasonal nature of our business, typically the first quarter is the lowest volume quarter of the year. That said, the quarter came in slightly below what we expected,” said Jim Holbrook, EMAK’s Chief Executive Officer. “Promotional Products revenues were lower quarter-over-quarter primarily because of the timing of our largest client’s promotional programs and their associated creative fees. We will capture these revenues in future quarters as we currently anticipate higher volumes for the remaining balance of 2007 as compared to the same period in 2006.

“Agency Services revenues were lower because we recorded a lower level of billings for direct outside costs in the quarter. Also, a U.K.-based client had a large program in the year-ago quarter which was not repeated this year, which also had a negative impact to revenues.

“A couple of points to note, we generated cash flow from operations of $1 million, while operating expenses were $2 million lower than the same period last year. We are

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EMAK Worldwide, Inc.

continuing to manage our costs to be more in line with our current level of business,” said Holbrook.

First Quarter 2007 Financial Highlights

The following table presents financial highlights for the Company’s operations for the first quarter of 2007. Full financial results, including reconciliations of GAAP to non-GAAP measures, follow at the end of the release.

Results from operations
(In thousands of dollars)	Three Months Ended March 31,
	2007	% of revenues		2006	% of revenues		% change
Revenues by segment:
Agency services	6,559	18.1%		8,295	19.4%		-20.9%
Promotional products	27,921	77.0%		31,886	74.7%		-12.4%
Consumer products	1,768	4.9%		2,505	5.9%		-29.4%
	36,248	100.0%		42,686	100.0%		-15.1%

Gross profit by segment:
Agency services gross profit	1,804	27.5%	*	2,029	24.5%	*	-11.1%
Promotional products gross profit	5,497	19.7%	*	7,614	23.9%	*	-27.8%
Consumer products gross profit	662	37.4%	*	690	27.5%	*	-4.1%
	7,963	22.0%		10,333	24.2%		-22.9%

Operating expenses	10,420	28.7%		12,438	29.1%		-16.2%
Operating loss	(2,457)	-6.8%		(2,105)	-4.9%		16.7%
Net loss	(2,593)	-7.2%		(2,088)	-4.9%		24.2%

Non-GAAP financial highlights
Adjusted operating expenses before charge	10,420	28.7%		11,832	27.7%		-11.9%
EBITDA	(2,119)	-5.8%		(1,658)	-3.9%		27.8%
EBITDA before charge	(2,119)	-5.8%		(1,052)	-2.5%		101.4%
Adjusted operating loss before charge	(2,457)	-6.8%		(1,499)	-3.5%		63.9%
Adjusted net loss before charge	(2,593)	-7.2%		(1,482)	-3.5%		75.0%

*Percentage of segment revenues

Note:  Adjustments to Net Loss

The Company’s first quarter 2006 results include a pre-tax restructuring charge of $606,000, or $0.10 per diluted share, related to the reorganization of the SCI Promotion agency, the elimination of a centralized senior management position and the wind down of Pop Rocket.  Excluding this charge, the Company’s first quarter 2006 net loss was $1.5 million, or $0.32 per diluted share.

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EMAK Worldwide, Inc.

Additional First Quarter 2007 Financial Highlights

•	Consumer Products revenues were lower due to a decrease in the number of licensed Consumer Products lines in the current period, having entered 2007 with only the Crayola® license remaining.
•

Domestic revenues for the quarter were $22.0 million, or 60.8 percent of revenues, and international revenues for the quarter were $14.2 million, or 39.2 percent of revenues. In the year-ago quarter, domestic revenues were $27.7 million, or 64.8 percent of revenues, and international revenues were $15.0 million, or 35.2 percent of revenues.

•	Net foreign currency translation had a favorable impact to revenues of approximately $1.1 million versus the prior year period average exchange rates.
•

Agency Services gross profit dollars declined from the prior year period as a result of the lower level of revenues. The decline was partially offset by a program that was deferred from the fourth quarter of 2006 into the first quarter of 2007. Agency Services gross profit margin increased due to a smaller proportion of direct outside costs. Agency Services gross profit includes direct outside costs which fluctuate, making direct period-over-period comparisons of the gross profit percentages difficult. Typically billings for direct outside costs, which are included in revenues, have very low gross margins. In periods in which segment revenues contain significant direct outside costs, the overall gross profit percentage will be lower. Management views the overall gross profit dollars, rather than the percentage, to be a more meaningful measure of performance.

•

Promotional Products gross profit declined primarily due to the deferral of creative fees due to the timing of certain promotional programs and the impact of a large low-margin promotional program for a European client. Consumer Products gross profit increased from the prior year quarter due to the sales mix.

•	Operating expenses, excluding the restructuring charge, increased as a percentage of revenues to 28.7 percent versus 27.7 percent versus the prior year due to the lower level of revenues.

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EMAK Worldwide, Inc.

Financial Condition

•	The balance of cash, cash equivalents and restricted cash at March 31, 2007 was $10.5 million, an increase of $526,000 versus the end of last year. The Company had no debt at the end of either period.
•	The Company generated $1.0 million of cash from operations during the quarter, versus a use of cash of $664,000 in the same period in 2006.
•	Working capital was $7.4 million and the current ratio was 1.2, versus working capital of $10.0 million and a current ratio of 1.3 at the end of 2006.

Outlook

Holbrook commented, “Our March 29 backlog for 2007 as reported in our 10-K is equal to what it was at a similar point last year, forming the basis for our outlook for modest revenue growth in 2007. As we continue our rebuilding efforts in 2007, we are building a healthier new business pipeline, with all of our agencies working to grow with existing clients and forging new client relationships, as well.

“Our agencies are better-equipped to identify, pursue and win the opportunities that will deliver meaningful business results for our clients. We remain focused on developing clients with recurring, sustainable, strategic and profitable revenue potential.”

First Quarter Conference Call and Webcast

The Company will host a conference call with investors and financial analysts today at 5:00 p.m. ET/2:00 p.m. PT to discuss its first quarter financial results and operational highlights. The call can be accessed live via the Internet at www.emak.com. To listen to the live call, visit the Investor Info section (Events page) of the Web site at least 15 minutes prior to download any necessary software. For those who cannot listen to the live broadcast, an online replay will be available for 30 days at www.emak.com, or a phone replay will be available through May 9, 2007 by dialing 800-642-1687 or 706-645-9291 (international) and entering the passcode 6653823.

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EMAK Worldwide, Inc.

About EMAK Worldwide, Inc.

EMAK Worldwide, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, Frankfurt, London, Paris, The Netherlands, Hong Kong and Shanghai. The Company focuses on the design and execution of strategy-based marketing programs, with particular expertise in the areas of: strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing and environmental branding. The Company's clients include Burger King Corporation, Frito-Lay, Kellogg, Kohl's, Kraft, Macy's, Miller Brewing Company and Procter & Gamble, among others. More information about EMAK Worldwide is available on the Company's web site at www.emak.com.

NOTE: All trademarks and registered trademarks are property of their respective owners.

Certain expectations and projections regarding the future performance of EMAK Worldwide, Inc. discussed in this news release are forward-looking and are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company's operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company's actual consolidated results of operations and financial position in 2007 and thereafter to differ significantly from those expressed in forward-looking statements: the Company's dependence on a single customer; the significant quarter-to-quarter variability in the Company's revenues and net income; the Company's dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company's dependence on foreign manufacturers; the Company's need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

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EMAK Worldwide, Inc.

EMAK Worldwide, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended
	March 31,
	(Unaudited)
	2007	2006

Revenues	$36,248	$42,686
Cost of sales	28,285	32,353
Gross profit	7,963	10,333
Operating expenses:
Salaries, wages and benefits	6,663	6,855
Selling, general and administrative	3,757	4,977
Restructuring charge	-	606
Total operating expenses	10,420	12,438
Loss from operations	(2,457)	(2,105)
Interest income (expense), net	2	(12)
Other income (expense)	(19)	46
Loss before provision for income taxes	(2,474)	(2,071)
Provision for income taxes	119	17
Net loss	(2,593)	(2,088)
Preferred stock dividends	-	375
Net loss available to common stockholders	$(2,593)	$(2,463)

Basic loss per share
Loss per share	$(0.44)	$(0.42)
Weighted average shares outstanding	5,852,174	5,806,203

Diluted loss per share
Loss per share	$(0.44)	$(0.42)
Weighted average shares outstanding	5,852,174	5,806,203

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EMAK Worldwide, Inc.

EMAK Worldwide, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

ASSETS	March 31,	December 31,
	2007	2006
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$9,189	$8,677
Restricted cash	1,333	1,319
Accounts receivable, net	20,910	24,327
Inventories	7,414	6,386
Prepaid expenses and other current assets	2,374	3,732
CURRENT ASSETS	41,220	44,441
Fixed assets, net	3,740	3,583
Intangible assets, net	13,774	13,787
Other assets	542	559
TOTAL ASSETS	$59,276	$62,370

LIABILITIES, MANDATORILY REDEEMABLE
PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Short-term debt	$-	$-
Accounts payable	21,269	20,238
Accrued liabilities	12,571	14,240
CURRENT LIABILITIES	33,840	34,478
Long-term liabilities	2,025	2,294
TOTAL LIABILITIES	35,865	36,772

Mandatorily redeemable preferred stock	19,041	19,041

Common stock	-	-
Additional paid-in capital	34,224	33,840
Accumulated deficit	(15,818)	(13,225)
Accumulated other comprehensive income	3,633	3,611
Less:
Treasury stock	(17,669)	(17,669)
TOTAL STOCKHOLDERS' EQUITY	4,370	6,557
TOTAL LIABILITIES, MANDATORILY REDEEMABLE
PREFERRED STOCK AND STOCKHOLDERS' EQUITY	$59,276	$62,370

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EMAK Worldwide, Inc.

EMAK Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
	Three Months Ended
	March 31,
	(Unaudited)
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,593)	$(2,088)
Adjustments to reconcile net loss to
net cash provided by (used in) operating activities:
Depreciation and amortization	357	401
Provision for doubtful accounts	(39)	-
Gain on disposal of fixed assets	(1)	-
Amortization of restricted stock	416	194
Changes in operating assets and liabilities-
Increase (decrease) in cash and cash equivalents:
Accounts receivable	3,466	5,732
Inventories	(1,033)	3,398
Prepaid expenses and other current assets	1,358	(20)
Other assets	18	25
Accounts payable	1,029	(3,322)
Accrued liabilities	(1,698)	(4,771)
Long-term liabilities	(269)	(213)

Net cash provided by (used in) operating activities	1,011	(664)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(494)	(469)
Restricted cash	-	(1,207)
Proceeds from sale of fixed assets	1	5
Payment for purchase of Megaprint Group	-	(313)

Net cash used in investing activities	(493)	(1,984)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of preferred stock dividends	-	(375)

Net cash used in financing activities	-	(375)

Net increase (decrease) in cash and cash equivalents	518	(3,023)

Effects of exchange rates on cash and cash equivalents	(6)	44

CASH AND CASH EQUIVALENTS, beginning of period	8,677	6,315

CASH AND CASH EQUIVALENTS, end of period	$9,189	$3,336

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EMAK Worldwide, Inc.

EMAK Worldwide, Inc.
EBITDA
(In thousands)

EBITDA, before charge, is calculated as follows:

	Three Months Ended
	March 31,
	(Unaudited)
	2007	2006
Net loss	$(2,593)	$(2,088)

Interest expense (income), net	(2)	12
Provision for income taxes	119	17
Depreciation	338	371
Amortization	19	30
EBITDA	(2,119)	(1,658)

Restructuring charge	-	606

EBITDA, before charge	$(2,119)	$(1,052)

EBITDA is reconciled to cash flows provided by (used in) operating activities, the most comparable measure under generally accepted accounting principles, as follows:

	Three Months Ended
	March 31,
	(Unaudited)
	2007	2006

EBITDA, before charge	$(2,119)	$(1,052)

Restructuring charge	-	(606)
Interest income (expense), net	2	(12)
Provision for income taxes	(119)	(17)
Changes in operating assets and liabilities	2,871	829
Other, net	376	194

Net cash provided by (used in) operating activities	$1,011	$(664)

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